Exhibit 21.1

SUBSIDIARIES OF ACETO CORPORATION

Subsidiary	State or other jurisdiction of corporation or organization

Acci Realty Corp.	New York
Aceto (Holding) B.V.	The Netherlands
Aceto (Hong Kong) Ltd.	Hong Kong
Aceto (Shanghai) Ltd.	China
Aceto Agricultural Chemical Corporation Limited	United Kingdom
Aceto Agricultural Chemicals Corp.	New York
Aceto B.V.	The Netherlands
Aceto Finechem GmbH	Germany
Aceto France S.A.S	France
Aceto Health Ingredients GmbH	Germany
Aceto Holding GmbH	Germany
Aceto Industrial Chemical Corp.	New York
Aceto Japan, Inc.	Japan
Aceto Ltd.	Bermuda
Aceto Luxembourg S.a.r.L.	Luxembourg
Aceto Agricultural Chemicals Corp. Mx, S De R. L. DE C.V	Mexico
Aceto Pharma Corp.	Delaware
Aceto Pharma India Pvt. Ltd.	India
Aceto Pharmaceutical (Shanghai) Ltd.	China
Aceto Pharna GmbH	Germany
Aceto Pte Ltd.	Singapore
Aceto Sanitary Supply Corp.	New York
Arsynco, Inc.	New Jersey
Canegrass, LLC	Delaware
CDC Products Corp.	New York
Pharma Waldhof GmbH	Germany
Plexvest Ltd.	Cyprus
Roehr Chemicals, Inc.	New York
S.R.F.A. LLC	New York
UPI-Aceto LLC	Delaware